Exhibit 99.1

ISBA Announces 2011 Earnings

Mt. Pleasant, Michigan, February 10, 2012- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for year-end 2011 was $10.2 million, a 12.9% increase over the prior year. Two items that significantly contributed to the increase in net income were a $1.69 million increase in net interest income and a $1.03 million decline in the provision for loan losses. The impact of these items was partially offset by a $417,000 decline in gains in 2011 from the sale of loans and investments.

On December 31, 2011, the Corporation’s total assets were $1.34 billion, and assets under management - which included loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations - were $1.94 billion. Total assets grew in 2011 by a robust 9.1%, funded primarily by in-market deposit growth of 9.2%.

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming.” As of December 31, 2011, the ratio of “nonperforming” loans to total loans for the Corporation was 0.95%. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 3.26% as of September 30, 2011 (December 31, 2011 peer group ratios are not yet available). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.17% at December 31, 2011 is considered to be exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

The Corporation paid cash dividends totaling $0.76 per share in 2011 which represents a 5.56% increase when compared to the total cash dividends paid per share in 2010. Based on the Corporation’s average share price of $22.01 for the month of December 2011, the annualized cash dividend yield for 2011 was 3.45%.

For further information regarding Isabella Bank Corporation, please visit our website at www.isabellabank.com and click on the Investor Relations Tab.

This article includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.